Exhibit 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401

THE YORK WATER COMPANY ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

York, Pennsylvania, April 15, 2026:  The York Water Company (“York Water” or the “Company”) (NASDAQ: YORW), a provider of water and wastewater utility services, announced today a proposed public offering of its common stock. All of the shares are being offered by York Water. In addition, York Water intends to grant the underwriters a 30-day option to purchase additional shares of its common stock.

York Water intends to use the net proceeds from the offering for general corporate purposes, including our capital investment program, repayment of outstanding indebtedness, and potential acquisitions.

Huntington Securities, Inc. is acting as sole book-running manager and Seaport Global Securities is acting as co-manager for the offering. The offering is subject to market and other customary closing conditions, and York Water cannot assure you as to whether or when the offering may be completed.

The proposed offering will be made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 (Registration No. 333-283488).

The offering may be made only by means of a prospectus supplement and an accompanying prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or from: Huntington Securities, Inc., 41 South High Street, Columbus, OH 43215, or by email at ecm_syndicate@huntington.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release may contain forward-looking statements. The Company undertakes no duty to update any forward-looking statement. More information concerning forward-looking statements can be found in the Company’s filings with the SEC at sec.gov.

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